UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 26, 2012 (July 26, 2012)

ECOLOCAP SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52256
(Commission File No.)

1250 S. Grove Avenue, Suite 308
Barrington, Illinois   60010
(Address of principal executive offices and Zip Code)

(866) 479-7041
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 25, 2012, we entered into a Supply Agreement (the "Agreement") with GFE Biofuels S.A., a Costa Rican corporation ("GFE") wherein we agreed to sell and GFE agreed to purchase not less than the minimum nor more than the maximum quantities of equipment disclosed in "Appendix C".   The exclusive geographical area covered by the Agreement is Costa Rica, Nicaragua, and Panama.  The non-exclusive area covered by the Agreement is the rest of the world.   All purchases are subject successful testing of the products.  The first unit of equipment will be delivered by us no later than November 15, 2012.   The first purchase will be secured by an irrevocable letter of credit.  As of the date hereof, we have not received an irrevocable letter of credit from GFE.

On July 27, 2012, we entered into a Sale and Purchase Agreement ("Sale and Purchase Agreement" with GFE Biofuels S.A., a Costa Rican corporation ("GFE") wherein GFE agreed to purchase on NPU-60 unit; 1 container supply additive; and, pay for the delivery of the container.  The total contract price is $593,500 and is subject to conditions precedent to be agreed upon in the future.   Specifics relating to the time, date, and placement of payment of the contract price and the delivery of the equipment and container is not provided for in the Sale and Purchase Agreement.

ITEM 7.01          REGULATION FD DISCLOSURE.

On July 30, 2012, we issued a press release announcing that we signed a distribution/operation agreement with GFE Bio Fuels S.A a company organized under the laws of Costa Rica and having its principal office at Liberia, Guanacaste to operate and distribute ECOS diesel/water emulsion (M-Fuel) production equipment (NPUs) as well as EcoloCap’s proprietary additive, to initially cover certain countries of Central America, and then extend to other areas based on minimum target achievement.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

10.1	Supply Agreement dated July 25, 2012.
10.2	Sale and Purchase Agreement dated July 27, 2012.
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 30th day of July, 2012.

ECOLOCAP SOLUTIONS INC.

BY:	MICHAEL SIEGEL
Michael Siegel
Principal Executive Officer and member of the Board of Directors